MUELLER WATER PRODUCTS, INC. VlA EMAIL Paul McAndrew PMcAndrew@muellerwp.com Dear Paul: This letter memorializes our discussions regarding your continued employment with Mueller Water Products, Inc. (the “Company”) on and following May 1, 2024 (the “Effective Date”). As discussed, on the Effective Date, you will continue in the role of Chief Operating Officer of the Company and be appointed President of the Company. In both roles, you will report directly to the Chief Executive Officer of the Company. In consideration of your new role as President and Chief Operating Officer of the Company, you will be entitled to the following payments and benefits: 1. An annual base salary at an annual rate equal to $560,000, target annual bonus equal to 70% of annual base salary and target annual long-term incentive opportunity equal to 170% of annual base salary, to be effective as of the Effective Date with respect to the base salary and target annual bonus (provided, that your annual bonus for fiscal year 2024 will be determined based on (x) your target annual bonus in effect prior to the Effective Date with respect to the portion of the fiscal year occurring prior to the Effective Date, and (y) your target annual bonus as set forth herein with respect to the portion of the fiscal year occurring on and following the Effective Date). Your current target annual long-term incentive opportunity is equal to 170% of annual base salary and will remain so for the 2025 fiscal year. 2. A retention award consisting of Restricted Stock Units (the “Promotion Grant”) granted pursuant to the Company’s Second Amended and Restated 2006 Stock Incentive Plan and an award agreement (the “Promotion Grant Award Agreement”), with an approximate grant date fair value equal to $600,000. The Promotion Grant Award Agreement will be consistent with the Company’s applicable form agreement(s), except as otherwise specified herein. The Promotion Grant will cliff vest on the third anniversary of the grant date and will be forfeited in full if you voluntarily terminate your employment with the Company or your employment with the Company is terminated for Cause before the third anniversary of the grant date. If your employment with the Company is terminated without Cause or you resign for Good Reason prior to the Promotion Grant becoming fully-vested, then the Promotion Grant will become fully-vested and payable upon such termination of employment. The Promotion Grant, approved by the Compensation Committee of the Board of Directors of the Company, will be granted effective as of May 9, 2024. The Company shall withhold all applicable federal, state and local taxes, social security and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable pursuant to this letter. This letter only updates, modifies and amends the terms and conditions of your employment specifically provided for herein and the remaining terms and conditions of your employment, including your employment and stock award agreements (except as modified by this letter) remain in full force and effect.

MUELLER WATER PRODUCTS, INC. This letter shall be construed in accordance with the internal laws of the State of Georgia, without regard to the conflict of law provisions of any state. This letter may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. [Signature Page Follows]

MUELLER WATER PRODUCTS, INC. MUELLER WATER PRODUCTS, INC. Name: Title: ACCEPTED AND AGREED Paul McAndrew